                     PHYSICIAN COMPUTER NETWORK, INC.


    CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998, 1997 AND 1996


                              TOGETHER WITH


                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                         ARTHUR ANDERSEN LLP




                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors of

        Physician Computer Network, Inc.:


We have audited the accompanying consolidated balance sheets of Physician Computer Network, Inc. (a New Jersey Corporation) and subsidiaries as of December 31, 1998, 1997 and 1996 (as restated, see Note 18), and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997. We were also engaged to audit the statement of operations, changes in shareholders' equity (deficit) and cash flows for the year ended December 31, 1996 (as restated, see
Note 18). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to report on these consolidated financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Because of major inadequacies in the Company's accounting records as of December 31, 1995, it was not practical to extend our auditing procedures to enable us to express, and we do not express, an opinion on the results of operations, changes in shareholders' equity (deficit) and cash flows for the year ended December 31, 1996, or on the consistency of application of accounting principles with the preceding year.

Because we could not extend our audit procedures to the accounting records as of December 31, 1995 as noted in the preceding paragraph, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on the consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the year ended December 31, 1996. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physician Computer Network, Inc. and subsidiaries as of December 31, 1998, 1997 and 1996 and the results of their operations and their cash flows for the years ending December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, a working capital deficiency and is in default under its debt obligations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                        /s/ Arthur Andersen LLP

Roseland, New Jersey
July 9, 1999


                             PHYSICIAN COMPUTER NETWORK, INC.

                 CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1998, 1997 AND 1996



                  ASSETS                                                          1998               1997              1996
                  ------                                                       -----------    --------------       -----------
CURRENT ASSETS:
  Cash and cash equivalents (Notes 2 and 6)                                     $3,597,000        $2,889,000       $27,078,000
  Accounts receivable, net of allowance for doubtful accounts of
    $500,000 at December 31, 1998, 1997 and 1996, respectively                  11,159,000        12,495,000        14,632,000
  Inventories (Notes 2 and 4)                                                    1,498,000         3,799,000         3,162,000
  Prepaid expenses and other current assets                                      1,096,000         2,020,000         3,438,000
  Restricted cash (Note 6)                                                       1,000,000                 0                 0
                                                                               -----------    --------------      ------------
        Total current assets                                                    18,350,000        21,203,000        48,310,000

INTANGIBLE ASSETS, net (Notes 2 and 3)                                          25,634,000        36,951,000        63,557,000

PROPERTY AND EQUIPMENT, net (Notes 2 and 5)                                      2,796,000         6,098,000         6,080,000

INVESTMENTS (Note 6)                                                               200,000         1,657,000                 0

INVESTMENT IN JOINT VENTURE (Notes 1 and 6)                                              0           707,000           964,000

OTHER ASSETS                                                                       470,000           888,000         5,910,000
                                                                               -----------       -----------      ------------
                              Total assets                                     $47,450,000       $67,504,000      $124,821,000
                                                                               ===========       ===========      ============



The accompanying notes to financial statements are an integral part of these consolidated balance sheets.




LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                                1998              1997               1996
----------------------------------------------                            -----------       -----------         -----------
CURRENT LIABILITIES:
  Line of credit (Note 8)                                                 $15,412,000       $20,500,000         $         0
  Current portion of long-term debt (Note 8)                                  984,000           861,000           9,088,000
  Current portion of obligations under capital leases (Note 9)                478,000           645,000             289,000
  Accounts payable                                                          6,662,000         8,468,000           6,537,000
  Accrued expenses and other liabilities (Note 3)                          18,921,000        11,223,000          10,099,000
  Customer deposits                                                           867,000         1,808,000             464,000
  Unearned income (Note 2)                                                 10,096,000        15,180,000          21,642,000
                                                                           ----------       -----------         -----------
        Total current liabilities                                          53,420,000        58,685,000          48,119,000

  Long-term debt, net of current portion of obligations (Note 8)              392,000         1,874,000           4,672,000
  Long-term capital leases, net of current portion (Note 9)                 1,251,000         1,450,000             614,000
                                                                          -----------       -----------         -----------
        Total liabilities                                                  55,063,000        62,009,000          53,405,000
                                                                          -----------       -----------         -----------
COMMITMENTS AND CONTINGENCIES (Note 12)

SHAREHOLDERS' EQUITY (DEFICIT) (Notes 2 and 13):
  Preferred stock, $0.01 par value; 11,000 shares issued and outstanding at December 31, 1998 and 1,000 shares issued and
     outstanding at December 31, 1996                                       8,998,000                 0                   0
  Common stock, $0.01 par value, 75,000,000 shares authorized;
     55,846,918 shares issued and 53,521,918 shares outstanding at December 31, 1998; 54,426,918 shares issued and 52,101,918 shares outstanding at December 31, 1997; 52,982,484 shares
     issued and outstanding at December 31, 1996                              558,000           544,000             529,000
  Additional paid-in capital                                              200,507,000       195,861,000         192,618,000
  Accumulated deficit                                                    (206,981,000)     (180,215,000)       (121,731,000)
  Treasury stock, 2,325,000 shares held at cost in 1998 and 1997          (10,695,000)      (10,695,000)                  0
                                                                         ------------      ------------        -------------
        Shareholders' equity (deficit)                                     (7,613,000)        5,495,000          71,416,000
                                                                         ------------      ------------        -------------
        Total liabilities and shareholders' equity (deficit)              $47,450,000       $67,504,000        $124,821,000
                                                                         ============      ============        ============



The accompanying notes to financial statements are an integral part of these consolidated balance sheets.


                                        PHYSICIAN COMPUTER NETWORK, INC.
                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                           1998                  1997                 1996
                                                        -----------          -----------          -----------
NET REVENUES (Note 2)                                   $86,922,000          $78,082,000          $78,645,000

COST OF REVENUES (Note 4)                                56,421,000           56,504,000           44,286,000
                                                        -----------          -----------          -----------
        Gross margin                                     30,501,000           21,578,000           34,359,000

OPERATING EXPENSES:
    Research and development                              7,075,000            9,605,000            5,740,000
    Selling, general and administrative                  41,393,000           37,011,000           40,286,000
    Restructuring charges                                 1,090,000                    0                    0
    Impairment of assets writedown
       (Notes 2, 3 and 6)                                 8,292,000           30,861,000                    0
                                                        -----------          -----------          -----------
        Total operating expenses                         57,850,000           77,477,000           46,026,000
                                                        -----------          -----------          -----------
        Loss from operations                            (27,349,000)         (55,899,000)         (11,667,000)

INTEREST AND OTHER (INCOME)
EXPENSE:
    Other income (Note 6)                                (6,360,000)          (2,029,000)                   0
    Interest income                                        (206,000)            (485,000)            (679,000)
    Interest expense                                      2,394,000            3,574,000            1,835,000
                                                        -----------           ----------          -----------
                                                         (4,172,000)           1,060,000            1,156,000
                                                        -----------           ----------          -----------
        Loss before income tax benefit, loss on
        equity investment and extraordinary
        item                                            (23,177,000)         (56,959,000)         (12,823,000)

INCOME TAX BENEFIT (Note 7)                                       0              (89,000)                   0
                                                        -----------           ----------          -----------
        Loss before loss on equity investment
        and extraordinary item                          (23,177,000)         (56,870,000)         (12,823,000)

LOSS ON EQUITY INVESTMENT                                (2,351,000)          (2,645,000)          (2,408,000)
                                                        -----------          -----------          -----------
        Loss before extraordinary item                  (25,528,000)         (59,515,000)         (15,231,000)

EXTRAORDINARY ITEM                                                0            1,031,000                    0
                                                        -----------          -----------          -----------
        Net loss                                       ($25,528,000)        ($58,484,000)        ($15,231,000)
                                                        ===========          ===========          ===========


                                                       -2-



                                                          1998                 1997                 1996
                                                      -------------        -------------         ------------
BASIC AND DILUTED LOSS PER SHARE (Notes 2, 10 and 13):
    Loss available to common shareholders                   ($0.48)              ($1.14)              ($0.31)
    Extraordinary item                                           0                 0.02                    0
                                                      -------------        -------------         ------------
        Loss per share                                      ($0.48)              ($1.12)              ($0.31)
    Weighted average number of common                 =============        =============         ============
     shares outstanding - Basic and Diluted              55,648,507           52,018,761           49,700,888
                                                      =============        =============         ============

              The accompanying notes to financial statements
            are an integral part of these consolidated statements.




                                                           PHYSICIAN COMPUTER NETWORK, INC.

                                         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                 FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                    Preferred Stock       Common Stock       Additional                             Shareholders'
                                   ----------------    -------------------    Paid-in     Accumulated    Treasury      Equity
                                    Shares    Amount    Shares     Amount     Capital       Deficit       Stock       (Deficit)
                                   -------- --------- ---------- --------- ------------  ------------   ----------- --------------
BALANCE, January 1, 1996            15,750   $      0 42,937,147  $429,000 $129,729,000 ($106,500,000)     $      0    $23,658,000

  Proceeds from issuance of common
    stock                                0          0  4,507,783    45,000   42,001,000             0             0     42,046,000
  Conversion of Equifax convertible
   note                                  0          0  1,932,217    19,000    9,981,000             0             0      9,366,000
  Exercise of stock options              0          0    563,201     6,000    2,366,000             0             0      2,372,000
  Exercise of value added reseller
   options                               0          0    133,452     1,000      783,000             0             0        784,000
  Purchase of value added reseller
   shares into treasury stock and
   subsequent retirement                 0          0   (133,452)   (1,000)  (1,578,000)            0             0     (1,579,000)
  Conversion of preferred stock into
   common stock                    (14,750)         0  2,107,136    21,000      (21,000)            0             0              0
  Net loss                               0          0          0         0            0   (15,231,000)            0    (15,231,000)
                                  -------- ---------- ---------- --------- ------------  ------------    ----------   ------------
BALANCE, December 31, 1996           1,000          0 52,982,484   529,000  192,618,000  (121,731,000)            0     71,416,000

  Exercise of stock options              0          0     29,670         0      126,000             0             0        126,000
  Exercise of value added reseller
   options                               0          0      1,350         0        7,000             0             0          7,000
  Conversion of preferred stock into
   common stock                     (1,000)         0    187,424     2,000       (2,000)            0             0              0
  Purchase of 2,325,000 shares of
   common stock as treasury              0          0          0         0            0             0   (10,695,000)   (10,695,000)
  Common stock issued for acquisition    0          0    450,990     5,000    3,120,000             0             0      3,125,000
  Exercise of warrants                   0          0    775,000     8,000       (8,000)            0             0              0
  Net Loss                               0          0          0         0            0   (58,484,000)            0    (58,484,000)
                                   ------- ---------- ----------  -------- ------------ -------------  ------------   ------------
BALANCE, December 31, 1997               0          0 54,426,918   544,000  195,861,000  (180,215,000)  (10,695,000)     5,495,000

  Issuance of preferred stock       11,000  7,760,000          0         0    3,240,000             0             0     11,000,000
  Preferred stock dividend               0  1,238,000          0         0            0    (1,238,000)            0              0
  Exercise of warrants                   0          0  1,420,000    14,000    1,406,000             0             0      1,420,000
  Net loss                               0          0          0         0            0   (25,528,000)            0    (25,528,000)
                                   ------- ---------- ----------  -------- ------------ -------------  -----------    ------------
BALANCE, December 31, 1998          11,000 $8,998,000 55,846,918  $558,000 $200,507,000 ($206,981,000)($10,695,000)   ($7,613,000)
                                   ======= ========== ==========  ======== ============ =============  ===========    ============


The accompanying  notes to financial statements are an integral part of these consolidated statements.



                                        PHYSICIAN COMPUTER NETWORK, INC.
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                              1998                  1997               1996
                                                                           -------------       -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                ($25,528,000)       ($58,484,000)      ($15,231,000)
   Adjustments to reconcile net loss to net cash used in
      operating activities-
     Depreciation and amortization                                             7,139,000           8,853,000          8,326,000
     Write-down of assets and other charges                                    8,292,000          30,861,000                  0
     Restructuring                                                             1,090,000                   0                  0
     Gain on sale of assets                                                  (6,060,000)                   0                  0
     Loss on equity investment                                                 2,351,000           2,645,000          2,408,000
     Extraordinary gain on forgiveness of long-term debt and
     other income                                                                      0         (3,060,000)                  0
     (Increase) decrease in assets-
       Restricted cash                                                       (1,000,000)                   0                  0
       Accounts receivable, net                                                  754,000           3,693,000          2,275,000
       Inventories                                                             2,317,000           (392,000)          1,668,000
       Prepaid expenses and other assets                                       1,758,000           6,733,000        (3,936,000)
     Increase (decrease) in liabilities, net-
       Accounts payable                                                      (1,853,000)           1,028,000          (464,000)
       Accrued expenses and other liabilities                                  6,902,000             888,000        (1,423,000)
       Customer deposits and unearned income                                 (5,894,000)         (5,286,000)            187,000
                                                                           -------------       -------------      -------------
                  Net cash used in operating activities                      (9,732,000)        (12,521,000)        (6,190,000)
                                                                           -------------       -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                                       (483,000)           (578,000)          (545,000)
   Acquisition of licensing rights and other intangible assets                 (320,000)           (214,000)          (378,000)
   Purchase of business, net of cash acquired                                     64,000         (7,086,000)       (11,438,000)
   Cash received in sale of business, land and buildings                       6,414,000                   0                  0
   Investment in joint venture and related costs                               (700,000)         (4,044,000)        (3,372,000)
                                                                           -------------       -------------      -------------
         Net cash provided by (used in) investing
                  activities                                                   4,975,000        (11,922,000)       (15,733,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal borrowings (payments) of long-term debt, net                    (6,479,000)          11,547,000        (9,820,000)
   Principal payments under capital lease obligations                          (476,000)           (731,000)          (319,000)
   Net proceeds (payments) from issuance of common stock,
       preferred stock and warrants and purchase of treasury stock            12,420,000        (10,562,000)         43,623,000
                                                                           -------------       -------------      -------------
         Net cash provided by financing activities                             5,465,000             254,000         33,484,000
                                                                           -------------       -------------      -------------
         Net increase (decrease) in cash and cash equivalents                    708,000        (24,189,000)         11,561,000

CASH AND CASH EQUIVALENTS, beginning of year                                   2,889,000          27,078,000         15,517,000
                                                                           -------------       -------------      -------------
CASH AND CASH EQUIVALENTS, end of year                                        $3,597,000          $2,889,000        $27,078,000
                                                                           =============       =============      =============

                 The accompanying  notes to financial statements
              are an integral part of these consolidated statements.

                            PHYSICIAN COMPUTER NETWORK, INC.

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1) ORGANIZATION AND BUSINESS:

        Physician Computer Network, Inc. (PCN or the Company) is a leading provider of information technology to the office-based physician market. The Company's flagship practice management software product, the PCN Health Network Information System (PCN Health Network), is a multi-functional, advanced system which automates scheduling, billing, financial reporting and other "back-office" functions, and provides electronic links to payors and other parties providing services to a physician's practice. In order to supplement its practice management product offerings with knowledge-based clinical products and services, in January 1996, the Company and Glaxo Wellcome, Inc. (Glaxo Wellcome) formed a joint venture, Healthmatics G.P. (formerly Healthpoint G.P.) (Healthmatics). The Company's interest in this venture was sold during 1998 (see Note 6).

        Beginning in 1993, the Company instituted a strategy of developing and expanding its business by acquiring practice management software businesses having an installed base of physician practice customers and developing a common software platform to which such customers could migrate over time. In execution of this strategy, the Company made a series of acquisitions through 1998 in order to expand various software and support services.

        In 1996 and 1997, the Company sold support obligations for various customer sites using legacy systems in order to concentrate on its three major software platforms. In 1998, the Company announced the need to restate financial information previously issued to the public. Instead of the reported profits during the first three quarters of 1997, the Company would be reporting a substantial loss and was in default of its bank agreement. The negative effects of publicity surrounding the Company's announcements affected operating results in 1998.

        During 1998 and 1999, the Company undertook significant restructuring efforts to mitigate the losses incurred in 1997. Personnel levels around the Company were reduced, various offices were closed and overall capital investment and expense spending levels were reduced. Certain non-core assets and business units were sold.

        Although the Company continues to show a negative cash flow as a result of spending for the issues relating to its financial reporting problems, management is continuing to control costs and grow the core business. There is no assurance that such efforts will be successful or that additional financing can be obtained to meet working capital needs. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations, has a working capital deficiency, is in default under certain of its debt obligations for which a forbearance has been obtained (see Note 8) and has an accumulated deficit. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION-

        The consolidated financial statements include the consolidated accounts of PCN for the years ended December 31, 1998, 1997 and 1996, and its wholly-owned subsidiaries, Medical Network Systems Corp. (MNS) from May 1998, Solion Corporation (Solion) from September 1997, the business of Software Banc Incorporated (SBI) from May 1997, the Healthcare Division of Data Systems of Texas (Data Systems) from April 1997, Wismer-Martin from September 1996 and the Healthcare business of CUSA Technologies, Inc. (CTI) from July 1996. All significant intercompany transactions have been eliminated.

    REVENUE RECOGNITION-

        The Company recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition". The Company's revenue includes:
        (i) license fees for internally developed and acquired practice management software products; (ii) support and update agreements on the practice management software products; (iii) hardware sales and the sale of hardware service agreements; and, (iv) customer training, installation and consulting services. Sales of licenses for internally developed and acquired software products are made to independent resellers and directly to office based physicians and other healthcare providers. Revenues from sales of such software packages are primarily recognized upon shipment of the product, since no significant vendor and/or post contract support obligations remain outstanding at the time of revenue recognition. In certain cases, independent resellers are sold, for a single fixed-price non-refundable fee, multi-copy licenses which permit resale of the Company's software. In these cases, the software license fee is recognized as revenue when the master copy of the software is delivered to the independent reseller since the fee charged, and payment thereof, is not contractually tied to subsequent sales by the reseller. The cost to distribute additional copies of the software is insignificant. Revenue from software support and update and hardware service agreements is deferred at the time the agreement is executed and recognized ratably over the term of the agreement, which typically does not exceed one year. Revenue from peripheral hardware sales is recognized at the time of shipment. Revenue from customer training, installation and consulting services is recognized when the earnings process is substantially completed, which generally coincides with performance. All costs associated with licensing of software products, support and update services, and training and consulting services are expensed as incurred.

        Fees from health care institutions and clinical laboratories for communication links to the Company's systems and physicians are billed monthly or annually and recognized as revenues over the term of the related agreements, generally one year.

    RESEARCH AND DEVELOPMENT COSTS AND
    CAPITALIZED SOFTWARE DEVELOPMENT COSTS -

        Research and development costs are expensed as incurred. Such costs generally include software development costs of new products and enhancements up to the date upon which technological feasibility is achieved. Costs incurred to develop new software products after technological feasibility is achieved are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Capitalized software development costs obtained as part of Company acquisitions are amortized using the straight-line method over the estimated product lives of three years. Net capitalized software reflected in intangible assets at December 31, 1998, 1997 and 1996 was $264,000, $501,000 and $711,000, respectively. Capitalized software amortization expense was $237,000, $211,000 and $171,000 for the years ended December 31, 1998, 1997 and 1996, respectively. There were no additional costs capitalized during 1998 and 1997.

    CASH AND CASH EQUIVALENTS-

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    INVENTORIES-

        Inventories, consisting principally of computer hardware for resale and computer maintenance parts held to repair customers' hardware under maintenance contracts between the Company and certain of its customers, are stated at lower of cost or market with costs determined on a first-in, first-out basis.

    INTANGIBLE ASSETS-

        Intangible assets consist primarily of goodwill related to the Company's acquisitions (see Note 3) and capitalized software development costs. Amortization is computed using the straight-line method over a period of three years for computer software and up to 15 years for goodwill. Amortization expense for computer software and goodwill was $4,758,000, $7,278,000 and $7,238,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

        The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No.
        121). The adoption of this statement requires that long-lived assets, certain identifiable intangible assets and goodwill related to those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to evaluate the realizability of acquisition-related intangible assets and certain other long-lived assets at each balance sheet date based upon the expectations of nondiscounted cash flows and operating income (loss) for each subsidiary or acquired business. Based upon its analyses, the Company concluded that no impairment related to any of its long-lived assets had occurred as of December 31, 1996. For the years ended December 31, 1998 and 1997, the Company recorded a write-down of certain intangible assets and investments of $8,292,000 and $30,861,000, respectively (see Note 3).

    PROPERTY AND EQUIPMENT-

        Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Equipment under capital leases is amortized on the straight-line method over the shorter of the useful lives of the leased assets or the term of the related lease, ranging from three to five years. Repair and maintenance costs are expensed as incurred. Gains or losses on disposal of property and equipment are reflected in operations.

    FAIR VALUE OF FINANCIAL INSTRUMENTS-

        SFAS No. 107 "Disclosure About Fair Value of Financial Instruments" defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash and cash equivalents, accounts receivable, notes payable, debt, obligations under capital leases, and accounts payable reported in the consolidated balance sheets equal or approximate fair value.

    INCOME TAXES-

        The Company has adopted SFAS No. 109 "Accounting for Income Taxes" (SFAS No. 109). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

    ACCOUNTING FOR STOCK BASED COMPENSATION-

        The Company has adopted SFAS No. 123, "Accounting for Stock-based Compensation" SFAS No. 123). This statement requires companies to make pro forma disclosures as if the fair value based method of accounting for stock options, as defined in the statement, had been applied (see
        Note 13).

    USE OF ESTIMATES-

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LOSS PER SHARE-

        The Company calculates loss per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS No. 128). This standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities.

    SEGMENT REPORTING-

        In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for the December 31, 1998 financial statements and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company does not believe it operates in more than one segment.

    NEW ACCOUNTING PRONOUNCEMENTS-

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company does not believe that the adoption of SOP 98-1 will have a material effect on its financial position or results of operations.

(3) ACQUISITIONS AND RESTRUCTURING CHARGES:

    ACQUISITIONS-

        On May 31, 1998, the Company, through a newly formed wholly-owned subsidiary, Medical Network Systems Corp. (MNS), acquired the business of Medical Network Systems Inc., a reseller of the Company's products. As part of this acquisition, the Company forgave certain accounts receivable of approximately $585,000 which were recorded as goodwill. In accordance with SFAS No. 121, the Company determined that an impairment occurred with respect to this intangible asset as of December 31, 1998. Accordingly, the goodwill was expensed at December 31, 1998 and is included in impairment of assets writedown in the accompanying statements of operations.

        On September 23, 1997, the Company acquired Solion. Solion provides printed products, forms and computer supplies to the healthcare industry. The purchase price was $6,250,000 and was paid for with $3,125,000 in cash, 450,990 shares of common stock valued at $3,125,000 and the Company assumed $1,628,000 of liabilities. The resulting goodwill is being amortized over 15 years.

        On May 1, 1997, the Company acquired the assets of SBI. SBI is a provider of integrated information technology for the healthcare industry, providing these organizations with hardware, software, installation, training, software support and hardware maintenance. The Company paid $2,613,000 in cash and assumed $75,000 of liabilities. The resulting goodwill was being amortized over 15 years. At December 31, 1997, the Company recorded a writedown as a result of an impairment of this intangible asset in the amount of $2,186,000.

        On April 1, 1997, the Company acquired the assets of the Healthcare Division of Data Systems of Texas (Data Systems), a value added reseller of the Company's products. Data Systems is a provider of integrated information technology for the healthcare and credit union industries, providing these organizations with hardware, software, installation, training, software support, and hardware maintenance. The acquisition agreement with Data Systems was for the purchase of the assets of the healthcare division only, which is located in Texas. The Data Systems business was acquired for $1,070,000 in cash, a $600,000 note payable and the assumption of $168,000 in liabilities. The resulting goodwill was being amortized over 15 years. At December 31, 1997, the Company recorded a writedown as a result of an impairment of goodwill in the amount of $1,344,000.

        On September 10, 1996, the Company acquired Wismer-Martin, a provider of practice management systems and healthcare information systems. Wismer-Martin was acquired for $1,980,000 in cash, 935,000 shares of common stock valued at $9,366,000 and the assumption of $3,872,000 in liabilities. The resulting intangible asset was $11,049,000 at the date of acquisition. At December 31, 1998 and 1997, the Company recorded a writedown as a result of an impairment of this intangible asset in the amount of $2,782,000 and $6,661,000, respectively.

        On July 2, 1996, pursuant to an asset purchase agreement, the Company, through a wholly-owned subsidiary, purchased substantially all of the assets of the medical practice management software business and certain other software businesses of CTI for $9,200,000 in cash, and the assumption of $4,131,000 in liabilities and cancellation of outstanding debt owed by CTI to the Company. The resulting intangible asset was $10,737,000 at the date of acquisition. At December 31, 1997, the Company recorded a writedown as a result of an impairment of this intangible asset in the amount of $4,696,000.

        On October 27, 1995, the Company acquired all of the issued and outstanding capital stock of VERSYSS Incorporated (VERSYSS) a developer of practice management software products, pursuant to a merger agreement, for $12,333,000 in cash and $11,750,000 in the form of a two year promissory note bearing interest at the rate of 11% per annum issued by VERSYSS, as the surviving corporation of the merger, to the VERSYSS Liquidating Trust, a liquidating trust formed for the benefit of the former shareholders of VERSYSS. In addition, the Company assumed VERSYSS liabilities aggregating $39,686,000 consisting of $14,367,000 in debt, $14,199,000 in deferred maintenance revenue, and $11,120,000 in accrued expenses derived from operations. At December 31, 1998 and 1997, the Company recorded a writedown as a result of an impairment of this intangible asset of $3,605,000 and $11,128,000, respectively.

        In addition to the impairment charges discussed above, the Company recorded an additional write off of $4,846,000 during 1997 related to acquisitions made prior to the VERSYSS acquisition in 1995.

        The Company's acquisitions have all been accounted for by the purchase method of accounting and, consistent with the requirements of Accounting Principles Board No. 16, the tangible assets acquired and liabilities assumed have been recorded at their fair values at the respective acquisition dates. The following represents a detail of the Company's significant acquisitions since January 1, 1996.


                                                   Wismer-
                                   CTI             Martin             Solion
                               -----------       -----------        ----------
Consideration:
  Cash                          $9,200,000        $1,980,000        $3,125,000
  PCN common stock                       0         9,366,000         3,125,000
  Liabilities assumed            4,131,000         3,872,000         1,628,000
  Legal and accounting cost        167,000           287,000            73,000
                               -----------       -----------        ----------
    Total purchase price       $13,498,000       $15,505,000        $7,951,000
                               ===========       ===========        ==========

                                                          Wismer-
                                             CTI          Martin        Solion
Allocation of Purchase Price:             ----------     ----------   ----------
 Tangible assets including receivables,
 inventories and equipment                $2,055,000     $3,340,000   $1,480,000
Profit on support and update
 agreements (amortized over one year)        107,000         85,000            0
Profit on future support and update
 agreements (amortized over three years
 to five years)                              599,000      1,031,000            0
Other intangible assets (includes
 noncompete agreements, trade name
 and goodwill) (amortized over fifteen
 years)                                   10,737,000     11,049,000    6,471,000
                                         -----------    -----------   ----------
Total purchase price                     $13,498,000    $15,505,000   $7,951,000
                                         ===========    ===========   ==========

  RESTRUCTURING CHARGES-

    During 1998, as a result of the financial difficulties discussed in Note 1, the Company announced a restructuring plan (the 1998 Restructuring Plan) designed to eliminate duplicate facilities and responsibilities in order to improve operating efficiencies and cash flow. The following is a summary of the activity in the 1998 Restructuring Plan-


     1998 Provision for restructuring                         $1,365,000
     Cash outflows from reductions in workforce,
     lease terminations, and moving costs                        790,000
                                                              ----------
     Balance at December 31, 1998                               $575,000
                                                              ==========

        The  balance  at  December  31,  1998  primarily  relates  to lease  and
        relocation   costs  and  is  included  in  accrued  expenses  and  other liabilities in the accompanying balance sheets.

        In the fourth quarter of 1995, after the completion of the VERSYSS acquisition, management completed a review of the Company's operations and announced a restructuring plan (the 1995 Restructuring Plan) designed to eliminate duplicate administrative responsibilities, consolidate warehousing and distribution of the Company's products and streamline other core business in order to improve operating efficiencies and increase shareholder value. The 1995 Restructuring Plan does not include additional costs associated with the consolidation of operations such as retraining, consulting, purchases of equipment and relocation of employees and equipment. These costs were charged to operations or capitalized, as appropriate, when incurred. Since implementation of the 1995 Restructuring Plan, the 1995 accrual has decreased principally due to expenditures related to headcount reduction and lease termination costs from the consolidation and centralization of financial and administrative functions to the Company's corporate headquarters in Morris Plains, New Jersey, the centralization of purchasing, warehousing and order fulfillment to the Company's Torrance, California service center and other functional downsizing. The following is a summary of the activity in the 1995 Restructuring Plan-

Balance at January 1, 1996                                           $1,681,000
  Reduction in workforce, lease termination costs,
    moving costs and other cash outflows during 1996                    842,000
                                                                       --------

Balance at December 31, 1996                                            839,000
  Lease termination costs during 1997                                   224,000
                                                                       --------

Balance at December 31, 1997                                            615,000
  Lease termination costs                                               195,000
  Noncash recovery from change in estimated requirements                275,000
                                                                       --------

Balance at December 31, 1998                                           $145,000
                                                                       ========


(4) INVENTORIES:

    Inventories were as follows-


                                          1998            1997            1996
                                      ----------      ----------      ----------
Computer hardware and peripherals       $958,000      $3,234,000      $2,392,000
Customer maintenance parts               540,000         565,000         770,000
                                      ----------      ----------      ----------
                                      $1,498,000      $3,799,000      $3,162,000
                                      ==========      ==========      ==========

    At December 31, 1996, the Company wrote off approximately $2,000,000 primarily related to slow moving and obsolete spare parts inventory.

(5) PROPERTY AND EQUIPMENT, NET:


                                          1998            1997            1996
                                     -----------     -----------    ------------
Land                                  $        0     $   146,000     $   146,000
Building and building improvements             0       1,337,000       1,639,000
Property and equipment                 8,837,000       8,702,000      17,969,000
Leasehold improvements                 1,230,000       1,226,000       1,202,000
Leased equipment                       1,560,000       1,659,000         742,000
                                     -----------     -----------    ------------
                                      11,627,000      13,070,000      21,698,000

Less- Accumulated depreciation and
    amortization                     (8,831,000)     (6,972,000)    (15,618,000)
                                     -----------     -----------    ------------
        Property and equipment, net   $2,796,000      $6,098,000      $6,080,000
                                     ===========     ===========    ============

    Accumulated amortization in connection with equipment under capital leases included in the above amounts amounted to approximately $626,000, $687,000 and $742,000 as of December 31, 1998, 1997 and 1996, respectively. Depreciation and amortization for the years ending December 31, 1998, 1997 and 1996 was $2,474,000, $2,743,000 and $1,676,000, respectively.

(6) INVESTMENTS:

    HEALTHMATICS JOINT VENTURE-

        In January 1996, the Company and Glaxo Wellcome, through wholly-owned subsidiaries, formed Healthmatics, a joint venture partnership, to design and market clinical information technology products and services. Healthmatics was a general partnership owned equally by, and operated independently of, the parent companies. Both the Company and Glaxo Wellcome agreed to contribute product development assets to Healthmatics and at least $50 million in cash to the venture, of which $43 million was contributed by Glaxo Wellcome and $7 million was to be contributed by the Company. Losses incurred by Healthmatics were allocated between Glaxo Wellcome and the Company in proportion to their respective cash contributions (approximately 85% to Glaxo Wellcome and 15% to the Company).

        On December 4, 1998, the Company sold its interest in Healthmatics to Glaxo Wellcome for gross pRoceeds of $5,000,000. The Company's share of allocated losses was in excess of its investment at the time of sale resulting in a funding requirement by the Company. The gain on the sale is approximately $5,600,000 which represents the gross proceeds plus the forgiveness of the funding of losses to the date of sale, less transaction costs. In connection with this transaction, $1,000,000, reflected as restricted cash, was deposited in escrow with the Company's Lenders to be returned to the Company if certain events occurred. Subsequent to year-end, this amount was applied against the outstanding borrowings under the line of credit.

        Purchases by the Company from Healthmatics were considered immaterial for the years ended December 31, 1998, 1997 and 1996.

    INVESTMENT IN HCC COMMUNICATION, INC.-

        During 1997, the Company made a 19.9% investment in HCC Communications, Inc. (HCC) in exchange for $2,000,000. The Company is entitled to elect one member to HCC's board of directors. The Company accounts for this investment using the equity method. The Company's share of net losses was $137,000 and $131,000 for the years ending December 31, 1998 and 1997. Also, during 1997, HCC sold certain assets to which the Company was entitled to a portion of the proceeds. Approximately $212,000 was received and recorded as a return on the Company's initial investment.

        During 1998, the Company determined that an impairment had occurred with respect to the value of this investment. As a result, the Company recorded a writedown of $1,320,000 at December 31, 1998 which is included in impairment of assets writedown in the accompanying statements of operations.

(7) INCOME TAXES:

    Income tax benefit for each year is summarized as follows-

                                   1998        1997         1996
                                -------  ------------    -------
Current-
  Federal                            $0     ($89,000)         $0
  State                               0             0          0
                                -------  ------------    -------
                                      0      (89,000)          0
                                -------  ------------    -------
Deferred-
  Federal                             0             0          0
  State                               0             0          0
                                -------  ------------    -------
                                      0             0          0
                                -------  ------------    -------
Income tax benefit                   $0     ($89,000)         $0
                                =======  ============    =======

    The income tax benefit differs from applying the Federal income tax rate of 35% for fiscal years 1998, 1997 and 1996 loss before income tax provision, loss on equity investment and extraordinary item due to the following-


                                       1998             1997            1996
                                   ----------       ----------       ---------
Tax benefit at statutory rate         (35.0%)          (35.0%)         (35.0%)
Change in the valuation allowance
  for deferred tax assets              35.0%            35.0%           35.0%
Other                                     0             (0.1%)             0
                                   ----------       ----------       ---------
Effective tax rate                      0.0%            (0.1%)           0.0%
                                   ==========       ==========       =========

Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1998 and December 31, 1997 are as follows-


                                         1998            1997            1996
                                      -----------     -----------   -----------
Deferred Tax Assets-
  Net operating loss                  $54,328,000     $45,712,000   $18,044,000
  Restructuring provisions                304,000         263,000       336,000
  Operating accruals                    1,490,000       1,185,000     1,682,000
  Allowance for doubtful accounts         215,000         215,000       215,000
  SFAS No. 121 writeoffs               16,836,000      13,270,000             0
                                      -----------     -----------   -----------
                                       73,173,000      60,645,000    20,277,000
  Valuation allowance                 (73,173,000)    (60,645,000)  (20,277,000)
                                     ------------    ------------   -----------
  Net deferred tax asset             $          0    $          0   $         0
                                     ============    ============   ===========

        At December 31, 1998, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $125 million which expire at various dates through 2013. This includes approximately $15,000,000 of net operating loss carryforwards from VERSYSS and $4,500,000 from Wismer-Martin which are subject to separate return limitation year rules. Any reduction of the valuation allowance attributable to net operating loss carryforwards from VERSYSS and Wismer-Martin of up to $15,000,000 and $4,500,000, respectively, will be treated as a reduction of intangible assets. The Company believes it has previously experienced ownership changes, which under the provisions of
        Section 382 of the Internal Revenue Code of 1986, as amended (IRC), have resulted in certain limitations on the Company's ability to utilize its net operating losses in the future.

(8) DEBT:

    LINE OF CREDIT-

        In September 1997, the Company entered into a Credit Agreement (the Agreement) with Fleet Bank, N.A. as an administrative agent for a syndicate of banks (the Lenders). The Agreement provided for borrowings of up to $110,000,000 and was to expire in September 2001. Borrowings under the agreement bear interest at the bank's base rate or LIBOR, as applicable, plus the applicable margin, as defined in the Agreement.

        On April 22, 1998, as a result of certain events of default, the Company and the Lenders entered into a forbearance and amendment agreement which resulted in the Lenders agreeing to forbear their remedies under the Agreement until September 30, 1998, increased the interest to base rate plus two percent, terminated availability, charged a restructuring fee and modified and added covenants and pursuant to which, the Company repaid $6,000,000 principal from the proceeds of the Series B Preferred Stock (see Note 13) and the Investor guaranteed $2,000,000 of the remaining balance (see Note 11).

        As of September 30, 1998, the Company and the Lenders entered into a second forbearance and amendment agreement which extended the forbearance and which required, among other things, the delivery of audited financial statements and a commitment to provide either refinancing of outstanding borrowings, or a definitive purchase agreement, as defined, by certain dates. In consideration for the second forbearance agreement, the Company paid $750,000 principal, a restructuring fee of $250,000 and agreed to an extension fee of $1,000,000 due on the extended maturity date of the refinancing or sale of the Company.

        On April 26, 1999, the Company and the Lenders entered into a third forbearance and amendment agreement, which provided the Company with additional time to meet performance criteria established in the second agreement. In addition the Lenders agreed to extend the maturity date of the borrowings to August 15, 1999, and they agreed to release their security interests in the Commercial Division (see Note 18).

        In consideration for the third forbearance agreement the Company agreed to apply to principal $1,000,000 of the escrowed proceeds from the sale of Healthmatics in December 1998 and to apply 50% of the net proceeds from the sale of the Commercial Division against the principal due under the line of credit. The remaining 50% is available for use by the Company for working capital and general corporate purposes.

    Outstanding borrowings under the line of credit were $15,412,000 and $20,500,000 as of December 31, 1998 and 1997, respectively. The line of credit is secured by all of the assets of the Company.



                                                                        December 31
                                                           --------------------------------------------
LONG-TERM DEBT                                                1998           1997              1996
--------------                                             -----------    -----------      ------------

Term indebtedness payable to VERSYSS Liquidating
  Trust due annually in October 1996 and 1997 at 11% (a)   $         0    $         0        $5,875,000

Term indebtedness  payable to IBM due October 1997 at
  prime plus 2.5% (10.75% at December 31, 1996)
  assumed from VERSYSS acquisition (a)                               0              0         1,500,000

Term note due monthly March 1995 through February
  2001 at 8% assumed from VERSYSS acquisition (a)              785,000      1,190,000         1,612,000

Debt portion of Equifax Marketing Agreement (see
  Note 12)                                                           0              0         3,878,000

Mortgage payable to U. S. Bancorp Company in monthly
  installments of $4,536, including interest at 3.0% over
  the average discount rate of 26 week U. S. Treasury
  bills adjusted semi-annually, maturing in November
  1998 assumed in connection with the Wismer Martin
  acquisition (b)                                                     0       378,000           397,000

Note payable to the Greater  Spokane  Business
  Development  Association and the Small Business
  Administration in monthly  installments of $4,162,
  including interest at 9.896%, maturing in October 2008
  assumed from Wismer Martin acquisition (b)                           0      315,000           330,000

Subordinated  promissory  note payable to Gordon J.
  Romer, President of Solion, with an interest rate of 6%
  per annum payable annually, maturing and payable in
  full on March 2, 1999, assumed in connection with the
  Solion acquisition (c)                                         188,000      188,000                 0

Note Payable to Data Systems in two equal payments on
  February 15, 1998 and February 15, 1999, including
  interest at a rate of 6% per annum incurred in
  connection with the Data Systems acquisition (d)               250,000      500,000                 0

Other                                                            153,000      164,000           167,000
                                                             -----------   ----------       -----------
                                                               1,376,000    2,735,000        13,759,000
Less- Current portion of long-term debt                          984,000      861,000         9,088,000
                                                             -----------   ----------       -----------
Long-term debt                                                  $392,000   $1,874,000        $4,672,000
                                                             ===========   ==========       ===========

        (a)In conjunction with the acquisition of VERSYSS on October 27, 1995, the Company issued a two year promissory note for $11,750,000 payable to VERSYSS Liquidating Trust (see Note 3). The first installment of $5,875,000 of term indebtedness to VERSYSS Liquidating Trust was paid in 1996 and the second installment of $5,875,000 was paid during 1997. Also, as part of the acquisition, the Company assumed a note payable to a former landlord that was part of a settlement. As security for the note, the landlord has a lien on substantially all of VERSYSS' assets. The note had an aggregate outstanding balance of approximately $785,000 at December 31, 1998 and is due in equal monthly installments of principal and interest (at 8% per year). In April 1999, as part of the sale of the commercial assets, a repayment of $400,000 was made with the balance to be repaid over a one-year period. Along with the term note payable, the Company also assumed $1,500,000 in notes payable to IBM Credit Corporation (ICC) for funds advanced to VERSYSS to finance inventory purchases. The notes were secured by a purchase money security interest in such inventory acquired from ICC and by a second lien on such accounts receivable derived from sales of inventory purchased from ICC. Principal was payable upon maturity of the notes in 1997 and interest was due annually at a rate of prime plus 2.5%. Principal would have been forgiven, and a credit against payments provided, according to provisions of the supply agreement if the Company exceeded certain annual purchase requirements with ICC. During 1997, the Company exceeded certain of these annual purchase requirements. As a result, approximately $1,031,000 of the notes were forgiven. This amount is reflected as an extraordinary item in the 1997 consolidated statement of operations.

        (b)In September 1996, from the Wismer-Martin acquisition, the Company assumed a $402,000 mortgage payable to U.S. Bancorp Mortgage Company. The mortgage payable is collateralized by a deed of trust on Wismer-Martin's headquarters, land and building. Also assumed from the acquisition was a note payable for $334,000 to the Greater Spokane Business Development Association and the Small Business Administration. This note payable was collateralized by substantially all of Wismer-Martin's property, plant and equipment, subordinated to the first position of U.S. Bancorp Mortgage Company. Both obligations were paid in full when the Company sold this land and building during 1998.

        (c)In September 1997, as part of the Solion acquisition, the Company assumed a note payable to Solion's President, Gordon J. Romer. In March 1999, this note was restructured whereby the Company paid $68,000 and entered into a new note for the remaining $120,000 which is payable in monthly installments of principal and interest with a final maturity in March 2000.

        (d)The Note Payable to Data Systems was incurred as part of the acquisition in 1997. $250,000 of the note was repaid in 1998. The remaining $250,000, which was due in February 1999 was restructured whereby the Company paid $90,000 and entered into a new note for the remaining $160,000 which is payable in monthly installments of principal and interest with a final maturity in March 2000.

    The annual aggregate maturities of long-term debt at December 31, 1998 are as follows-

                1999                            $984,000
                2000                             392,000

(9) LEASING TRANSACTIONS:

     Future minimum lease payments under all leases with initial or remaining non-cancelable lease terms, in excess of one year at December 31, 1998, are as follows-


                 Fiscal Year Ending                Capital          Operating
                    December 31,                    Leases           Leases
---------------------------------------          ------------     -------------
     1999                                           $644,000        $2,958,000
     2000                                            455,000         2,284,000
     2001                                            938,000         1,280,000
     2002                                             69,000           466,000
     2003                                                  0           393,000
     Thereafter                                            0            35,000
                                                 -----------      -------------
Total minimum lease payments                       2,106,000        $7,416,000
                                                                  =============
Less: Amount representing interest                   377,000
                                                 -----------
Present value of future minimum lease payments     1,729,000
Less: Current portion                                478,000
                                                 -----------
Long-term portion                                 $1,251,000
                                                 ===========

    Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately, $4,511,000, $3,639,000 and $2,119,000, respectively.

    On December 6, 1994, the Company entered into a rental agreement with a company wholly-owned by the Company's largest shareholder and Chairman of the Board of Directors (the Investor). The ten year sublease consists of 44,725 square feet of office space at 1200 The American Road, Morris Plains, New Jersey, to serve as the Company's corporate headquarters and executive offices. The Company believes that the terms of the lease were no less favorable than a lease that could have been obtained by the Company from an unrelated third party in a transaction negotiated at an arm's length basis. On September 1, 1996, the Company amended its agreement to sublease an additional 14,170 square feet of office space. The landlord's interest was assigned to an unrelated third party partnership on February 27, 1998. By amendment dated August 2, 1998, the Company relinquished all rights to the 14,170 square feet of office space and increased the remaining 44,725 square feet to 46,222 square feet. The amendment reduced the term of the lease to July 31, 2001 and restructured the monthly rent.

    In 1990, the Company entered into an operating lease for office space in New Jersey. In April 1994, following notice to its landlord, the Company vacated the space subject to this lease. On November 21, 1994, an action was filed by Aon Reinsurance, Inc., the lessor of such space. The plaintiff alleged that the Company had defaulted in its obligations under its lease of the premises in question and sought $1,600,000 of rent and approximately $700,000 of other charges and damages through the end of the term of the lease on December 29, 1996. On October 17, 1996, the Company settled its litigation with Aon Reinsurance, Inc.
    with a payment of $1,500,000.

    In conjunction with the Company's various acquisitions, the Company assumed operating leases for facilities and equipment.

(10) LOSS PER SHARE:

     In accordance with SFAS No. 128, the following table reconciles net loss and share amounts used to calculate loss per share-

                                                                  December 31
                                              --------------------------------------------------
                                                  1998              1997               1996
Numerator-                                    -------------     -------------      -------------
  Loss before extraordinary item              ($25,528,000)     ($59,515,000)      ($15,231,000)
  Less- Dividends on preferred stock            (1,238,000)                0                  0
                                              -------------     -------------      -------------
  Loss available to common shareholders        (26,766,000)      (59,515,000)       (15,231,000)
  Extraordinary item                                     0         1,031,000                  0
                                              -------------     -------------      -------------
  Net loss - Basic and Diluted                ($26,766,000)     ($58,484,000)      ($15,231,000)
                                              =============     =============      =============
Denominator-
  Weighted average number of common
  shares outstanding - Basic and Diluted        55,648,507        52,018,761         49,700,888
                                              =============     =============      =============
Basic and Diluted-Earnings
  Loss per share-
    Loss available to common                        ($0.48)           ($1.14)            ($0.31)
       shareholders
    Extraordinary item                                   0              0.02                  0
                                              -------------     -------------      -------------
  Net loss                                          ($0.48)           ($1.12)            ($0.31)
                                              =============     =============      =============

     Outstanding options of 2,338,631, 2,620,231 and 1,933,286 as of December 31, 1998, 1997 and 1996, respectively, have been excluded from the above calculations as they are antidilutive to loss per share.

(11) TRANSACTIONS WITH RELATED PARTIES:

     In April 1998, in connection with a Stock Purchase Agreement, the Investor guaranteed $2,000,000 of the outstanding debt owed to the Lenders (see Notes 8 and 13).

(12) COMMITMENTS AND CONTINGENCIES:

     EMPLOYMENT AGREEMENTS-

        As of December 31, 1998, the Company has employment arrangements with several employees which provide for the continuation of salary and other compensation aggregating approximately $1,052,000 for the year ended December 31, 1999. Upon the occurrence of certain events, varying amounts of compensation would be due under these arrangements. In addition, as part of the 1998 Restructuring Plan, the Company entered into severance and "stay put" arrangements with certain key personnel. These programs obligate the Company to pay $1,500,000 in May 1999 to such personnel. A portion of this balance was paid in May 1999 with the balance due in December 1999.

    MARKETING AGREEMENT-

        On January 25, 1995, the Company entered into an Exclusive Marketing Agreement (the Marketing Agreement) with Equifax EDI, an electronic claims clearinghouse and a wholly-owned subsidiary of Equifax, to establish "PCN Link", a communication link between Equifax EDI and users of the Company's practice management software products. On January 12, 1996, the Company and Equifax entered into an amended and restated Marketing Agreement, which among other things, revised the exclusive coverage of the services provided by Equifax EDI to claims submission and related services, on-line eligibility and benefit inquiries for indemnity plans, credit card and check guarantee and verification services and electronic remittance services. In connection with such amendment, which had an initial term of four years, the Company agreed to share with Equifax EDI certain of the costs and expenses associated with the further development and enhancement of PCN Link. Further, the Company agreed to pay Equifax $125,000 per month for forty-eight months in order to offer, as a marketing incentive, introductory free service for one year, with certain limitations, to physician practices who subscribe to the services offered under the Marketing Agreement.

        During the third quarter of 1996, NDC acquired all of the outstanding capital stock of Equifax EDI. On September 3, 1996, the Company, Equifax EDI, Equifax and NDC entered into an agreement whereby, among other things, the Company waived its right to terminate the Marketing Agreement, and received cash consideration of $4.5 million. The Company recorded this amount as deferred revenue in 1996 and reduced this amount as payments were made under the Marketing Agreement. The acquisition of Equifax EDI by NDC did not result in any changes to the Marketing Agreement except that the Company and NDC agreed that the Company could, in its sole unrestricted discretion, terminate the Marketing Agreement, on not less than ninety days written notice, at any time on or after July 1, 1997.

        The Company terminated the Marketing Agreement effective September 30, 1997. As a result, the Company, in September 1997 recognized $2,029,000 which represents the remaining unamortized deferred revenue amount. This amount is reflected as other income in the consolidated statement of operations for the year ended December 31, 1997.

    LITIGATION-

        Subsequent to the Company's announcements in early 1998 concerning the delay in its annual audit and its expected restatement of previously issued reports, numerous purported class actions were filed against the Company, certain directors and former officers. These matters were consolidated into one action in the United States District Court for the District of New Jersey. This Securities Class Action charges the defendants with various violations of the Federal securities laws and regulations through the alleged overstatement of corporate earnings.

        Although the Securities Class Action is pending and motions to dismiss have been filed by all defendants, the Company and its directors have entered into a Memorandum of Understanding (MOU) with the Class Action Plaintiffs pursuant to which all issues in the case may be resolved, at the Company's option, for the payment of $25.25 million to the Class Plaintiffs by August 10, 1999, or at a later date if the Company has consummated an agreement of sale with an acceptable purchaser by July 31, 1999 for a sale price as defined in the MOU. As a result, the Securities Class Action Litigation is substantially held in abeyance. The settlement is contingent upon approval of the Court after notice and hearing.

        The Company's former Chief Executive Officer has filed a suit against the Company alleging among other things, wrongful termination. The Company is unable to predict the ultimate outcome of the suit at this time but believes it has meritorious defenses to all claims. The consolidated financial statements do not reflect any adjustments with respect to this matter due to its uncertainty.

        The Company, during the normal course of business, has become involved in certain litigation. During 1998, the Company was named in numerous lawsuits resulting from matters described above related to the Securities Class Action. The Company is unable to predict the outcome of these cases at this time. As a result, the consolidated financial statements do not reflect any adjustments with respect to these matters.

(13) SHAREHOLDERS' EQUITY (DEFICIT):

     PUBLIC OFFERINGS-

        In May 1996, the Company completed the public offering (the 1996 Public Offering) of 6,440,000 shares of its Common Stock for $10 per share. Included within the shares of Common Stock sold pursuant to the 1996 Public Offering, were 1,932,217 shares issued by the Company to Equifax upon the conversion in full of a $10 million convertible subordinated promissory note payable to Equifax. As a result of the sale by the Company of the remaining 4,507,783 shares sold, the Company received net proceeds of approximately $42 million.

     PLACEMENT OF SECURITIES-

        During 1995, the Company completed a placement of securities pursuant to Regulation S of the Securities Act of 1933. In connection with such placement, the Company received net proceeds of approximately $25 million through the issuance of 1,902,748 shares of its common stock and 18,500 shares of its Series A non- dividend paying convertible preferred stock. The preferred stock, which was issued at $1,000 per share was, at the option of the holder, convertible into shares of common stock at a conversion price based on certain minimum and maximum conversion prices. During the years ended December 31, 1997 and 1996, 1,000 and 14,750 shares, respectively, of the Series A non-dividend paying convertible preferred stock issued pursuant to such offering were converted into 187,424 and 2,107,136 shares, respectively, of common stock. As of December 31, 1997 there were no shares of the Series A preferred stock outstanding.

   ISSUANCE OF PREFERRED STOCK-

        On April 1, 1998, in a single transaction, the Company entered into a Stock Purchase Agreement (the Agreement) with an affiliate of the Investor. Under the Agreement, the Company agreed to sell such affiliate 11,000 shares of Series B Cumulative Preferred Stock (the Series B Preferred Stock) and grant and modify certain warrants in exchange for $11,000,000 and a $2,000,000 guarantee by the Investor on the Company's indebtedness to the Lenders. The Series B Preferred Stock accumulates dividends at a rate of 15% per year through March 31, 1999, increases 1% per year up to 18% and has a liquidation preference of $1,000 per share plus accumulated dividends. The Series B Preferred Stock is senior to all common stock and has no voting rights. It is redeemable at the Company's option, subject to certain conditions, none of which were met as of December 31, 1998.

        In connection with the Agreement, the Company granted a warrant to purchase 6,000,000 shares of common stock at an exercise price of $1.00. Also, the Company modified the terms and exercise price of warrants previously issued in 1995 (see Warrants).

        Based upon an independent valuation of the Series B Preferred Stock on April 1, 1998, the value of the 11,000 shares was determined to be $7,760,000. As a result, the Series B Preferred Stock is reflected in the accompanying balance sheet at the fair value of $7,760,000 plus accumulated dividends of $1,238,000. The remaining $3,240,000 is attributable to the value of the Warrants described above and has been reflected as a credit to additional paid in capital. The Company determined that the Guarantee had terms comparable to outstanding borrowings of the Company.

     STOCK OPTIONS-

        At December 31, 1998, 1997 and 1996, the Company had reserved 2,338,631, 2,620,231 and 1,933,286 shares of Common Stock, respectively, for issuance upon exercise of stock options issued to Directors, officers, employees of the Company as well as to independent value-added resellers of the Company's practice management software products.

        The following is a summary of each of the Company's stock option plans-

           1989 INCENTIVE AND  NON-INCENTIVE  STOCK OPTION PLAN (THE 1989 PLAN):
           Under the 1989 Plan, as amended, 167,000 shares of Common Stock are reserved for issuance upon exercise of options granted thereunder. Incentive stock options may be granted to employees and non-incentive stock options may be granted to employees, directors and such other persons as the Compensation Committee of the Company's Board of Directors (the Compensation Committee) determines will assist the Company's business endeavors, at exercise prices equal to at least 100% of the fair market value of the Common Stock on the date of grant with respect to incentive stock options (110% of fair market value in the case of incentive stock options granted to any person who, at the time the incentive stock option is granted, owns or is considered as owning within the meaning of Section 425(d) of the IRC stock possessing more than 10% of the total combined voting powers of all classes of stock of the Company or any subsidiary (10% Owner)), and at least 85% of the fair market value of the Common Stock on the date of grant with respect to non-incentive stock options. Incentive stock options are granted for a term of five years; those granted prior to April 30, 1989 may be exercised by their respective holders two months after the date of grant, while incentive stock options granted thereafter are exercisable cumulatively at the rate of 50% per year commencing one year from the date of grant. Generally options granted under the 1989 Plan prior to April 1992 expire six months after the holders' separation from service with the Company. The 1989 Plan terminated on March 31, 1999.

           1990 INCENTIVE AND  NON-INCENTIVE  STOCK OPTION PLAN (THE 1990 PLAN):
           Under the 1990 Plan, 167,000 shares of Common Stock are reserved for issuance upon exercise of options granted thereunder. Incentive stock options may be granted to employees and non-incentive stock options may be granted to employees, directors and other such persons as the Compensation Committee determines will assist the Company's business endeavors, at exercise prices equal to at least 100% of the fair market value of the Common Stock on the date of grant with respect to non-incentive stock options (100% of fair market value in the case of incentive stock options granted to any person who at the time the incentive stock option is granted, is a 10% Owner), and at least 50% of the fair market value of the Common

           Stock on the date of grant with respect to non-incentive stock options. In addition to selecting the optionees, the Compensation Committee determines the number of shares of Common Stock subject to each option, the term of each non-incentive stock option, the time when the non-incentive stock option becomes exercisable, though, pursuant to board resolution, no option granted after April 7, 1992 may be exercisable within six months of the date of the grant, and otherwise administers the 1990 Plan. Incentive stock options are granted for a term of five years and are exercisable cumulatively at the rate of 50% per year commencing one year from the date of grant. Options expire six months from the date of the holder's termination of employment with the Company by reason of retirement at age 65, disability or death, or on the date of termination of employment for any other reason. The 1990 Plan terminates on March 26, 2000.

           AMENDED AND RESTATED 1993 INCENTIVE AND NON-INCENTIVE STOCK OPTION PLAN (THE EMPLOYEE PLAN): The Employee Plan, as amended, reserves 3,300,000 shares of Common Stock for issuance upon exercise of options to be granted thereunder. Under the Employee Plan, incentive stock options qualifying under Section 422 of the IRC, may be granted to employees of the Company, and non-incentive stock options may be granted to employees, officers and directors and such other persons as the Compensation Committee appointed by the Board of Directors determines will assist the Company's business endeavors. Options to purchase more than 250,000 shares of Common Stock may not be awarded to any employee in any calendar year. The Compensation Committee selects the optionees and determines: (i) whether the respective option is to be a non-incentive stock option or an incentive stock option; (ii) the number of shares of Common Stock purchasable under the option; (iii) the exercise price, which cannot be less than 100% of the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of incentive stock options granted to any person who, at the time the incentive stock option is granted, is a 10% Owner); (iv) the time or times when the option becomes exercisable; and (v) its duration, which may not exceed ten years from the date of grant (or five years for any incentive stock option granted to a 10% Owner). The Employee Plan terminates on July 13, 2003.

           AMENDED AND RESTATED 1993 NON-EMPLOYEE DIRECTORS' NON-INCENTIVE STOCK OPTION PLAN (THE DIRECTORS' PLAN): The Directors' Plan, as amended, reserves 200,000 shares of Common Stock for issuance upon exercise of options to be granted thereunder. Under the Directors' Plan, options can only be granted to a director of the Company who is not an employee nor an officer of the Company. Such options are non-incentive and are non-qualified under Section 422 of the IRC. The Directors' Plan is administered by a special committee consisting of employee directors and officers. The committee has no authority to grant non-qualified stock options, as, immediately following the effective date of the Directors' Plan, options to purchase 10,000 shares of Common Stock were granted automatically to each non-employee director and will be granted on the next succeeding business day following a director's election or appointment to the Board of Directors'. In addition to the initial option grants, non-qualified stock options to purchase 10,000 shares of Common Stock shall be granted automatically to each non-employee director on the third anniversary date of his initial option grant and every three years thereafter during the term of the Directors' Plan. The Directors' Plan terminates on July 13, 2003.

           VALUE ADDED RESELLER STOCK OPTION PLAN (THE VAR PLAN): The VAR Plan reserves an aggregate of 3,500,000 shares of Common Stock for issuance upon the exercise of options to be granted thereunder. Under the VAR Plan, options can only be granted to independent resellers of the PCN Health Network Information System who are not also members of the Board of Directors, officers, or employees of the Company. The VAR Plan was adopted by the Board to provide incentives to the independent resellers of the Company. The VAR Plan was adopted by the Board to provide incentives to the independent resellers of the Company to market the PCN Health Network Information System to current users of the Company's other practice management software products as well as others, and became effective September 30, 1994. The VAR Plan is administered by a committee appointed by the Board consisting of no less than two individuals, and unless otherwise determined, includes the chief executive officer and chief financial officer of the Company. Under the VAR Plan on September 30, 1994 and in January 1995 and January 1996, independent resellers were granted options based upon the product of: (i) 300; and (ii) the number of existing licensees of the Company's practice management software products in the independent reseller's installed base as of such dates; or, for an independent reseller first becoming an independent reseller after September 30, 1994, the number of licenses of the Company's practice management software products in the general geographic region in which such new independent reseller conducts its business. The exercise price of options granted under the VAR Plan is the market value of a share of Common Stock on the business day immediately preceding the date on which an option is granted. The terms of options granted under the VAR Plan may not exceed 10 years. Options vest based upon the number of licenses for the PCN Health Network Information System sold to existing customers of the Company (200 shares) and to new customers (100 shares) during 1994, 1995 and 1996. In addition, options vest for an additional 50 shares for each license sold by the independent reseller during such periods in excess of the minimum performance standard set forth in the independent reseller's agreement with the Company. No option shall be granted pursuant to the VAR Plan after December 31, 1997, but options theretofore granted may extend beyond that date.

           Stock option activity for all option plans is summarized as follows-


                                                                   Weighted
                                              Number of             Average
                                               Shares           Exercise Price
                                            ------------        --------------
Balance outstanding, January 1, 1996          2,714,739             $ 5.06
                                            ------------        --------------
    Granted                                     695,500              11.89
    Forfeited                                  (780,300)              6.00
    Exercised                                  (696,653)              4.33
                                            ------------
Balance outstanding, December 31, 1996        1,933,286               7.64
                                            ------------        --------------
    Granted                                   1,159,000               8.22
    Forfeited                                  (441,035)              9.98
    Exercised                                   (31,020)              4.26
                                            ------------
Balance outstanding, December 31, 1997        2,620,231               7.54
                                            ------------        --------------
    Granted                                     550,000               1.50
    Forfeited                                  (831,660)              8.51
    Exercised                                         0                  -
                                            -----------
Balance outstanding, December 31, 1998        2,338,631              $8.07
                                            ===========

           Options to purchase 2,338,631 shares of Common Stock were exercisable at December 31, 1998 and the weighted average exercise price of those options was $8.07.

           The Company has adopted the disclosure provisions of SFAS No. 123 and applies APB Opinion 25 in accounting for its plans and, accordingly, records no compensation cost for stock option plans and stock purchase plans in its financial statements. Had the Company determined compensation cost based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below-


                                   1998               1997              1996
                               -------------     -------------     -------------
Net loss available to common
  shareholders - as reported   ($26,766,000)     ($58,484,000)     ($15,231,000)
Net loss available to common
  shareholders - pro forma     ($30,976,000)     ($62,248,000)     ($16,806,000)

Loss per share - as reported         ($0.48)           ($1.12)           ($0.31)
Loss per share - pro forma           ($0.56)           ($1.20)           ($0.34)

           The pro forma amounts as noted above may not be representative of the effects on reported income for future years. Pro forma net loss reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

           The fair value of the stock options granted in 1997 and 1996 is estimated at grant date using the Black- Scholes option pricing model with the following weighted average assumptions: for 1997 - expected dividend yield 0.0%, risk free interest rate of 6.0%, expected volatility of 75%, and an expected life of 7.5 years; for 1996 - expected dividend yield 0.0%, risk free interest rate of 6.5%, expected volatility of 49%, and an expected life of 7.5 years. The weighted average grant date fair value of options granted in 1997 and 1996 was $6.03 and $8.11, respectively.

       STOCK WARRANTS-

           In September 1995, the Investor purchased from the Company, for $1,500,000, a warrant to purchase, in a single transaction, 5,000,000 shares of common stock for an aggregate exercise price of $5.00 per share exercisable beginning September 14, 1997. The proceeds from the issuance of such warrant were determined to be within the range of fair value, as determined by an investment banking firm, and therefore resulted in no expense charge in the consolidated statements of operations. On April 1, 1998, under a Stock Purchase Agreement (see Issuance of Preferred Stock) the Company adjusted the exercise price from $5.00 to $0.70 per share. In addition, the options are not exercisable until September 2002.

           Also, on April 1, 1998, the Company granted to the Investor a warrant to purchase 6,000,000 shares of common stock at a price of $1.00 per share. The warrants may be exercised at any time after the first to occur of (i) April 1, 1999 and (ii) a Trigger Event, as defined in the warrant agreement. The warrant expires on March 31, 2003.

           In return for the above warrant grants and modifications and the 11,000 shares of the Series B Preferred Stock, the Company received $11,000,000 in cash and a $2,000,000 guarantee (Note 11). Based on an independent valuation of the Series B Preferred Stock, the value of the 11,000 shares was determined to be $7,760,000. The remaining $3,240,000 is attributable to the value of the warrants and has been reflected as a credit to additional paid in capital.

           In July 1998, the Company retained and granted a warrant to a professional services firm. The warrant allows the holder to purchase 250,000 shares of common stock at an exercise price of $1.50 per share. The warrant vests at various dates through May 31, 1999. The warrant may become exercisable upon a Trigger Event, as defined within the agreement. The Company utilized the Black Scholes pricing model on the date of grant to determine the value of the warrant in accordance with SFAS No. 123. As a result of the calculation, no value was ascribed to this warrant in the accompanying consolidated financial statements. In connection with the retention of this firm, the Company granted to such firm a lien on substantially all the assets of the Company.

           The table below details all warrants outstanding at December 31, 1998-

                                                Warrants
                       Exercise     Warrants   Exercised/   Outstanding
Date of Grant           Price       Granted    Canceled       Warrants
------------------    ----------   ---------  -----------   ------------
November 20, 1990       $1.00        417,500    (417,500)           0     Exercised February 20, 1998

June 11, 1991           $1.00         19,038     (19,038)           0     Exercised February 20, 1998

July 1, 1991            $9.00         10,000     (10,000)           0     Terminated June 30, 1996

September 17, 1991      $1.00        983,462    (983,462)           0     Exercised February 20, 1998

December 30, 1993       $1.00        775,000           0      775,000     Expires December 30, 2003

February 1, 1994        $2.50        100,000           0      100,000     Expires February 1, 2004

September 13, 1995      $0.70(a)   5,000,000           0    5,000,000(b)  Expires September 13, 2002

April 1, 1998           $1.00      6,000,000           0    6,000,000(c)  Expires April 1, 2003

July 22, 1998           $1.50        250,000           0      250,000     Expires March  31, 2003
                                  ----------  -----------  ------------
                                  13,555,000  (1,430,000)  12,125,000
                                  ==========  ===========  ============


           The  number  of  warrants   exercisable  at  December  31,  1998  was
           1,050,000.

           (a) Represents adjusted exercise price due to the amendment on April 1, 1998 discussed above.

           (b) The  Investor   warrants   granted  in  September  1995,  are
               not considered exercisable as they vest after the first of September 12, 2002 or a Trigger Event, as defined.

           (c) The Common Stock Purchase Warrants, granted on April 1, 1998, are not considered exercisable as they vest after the first of April 1, 2003 or a Trigger Event, as defined.

(14) EMPLOYEE BENEFIT PLAN:

        The Physician Computer Network, Inc. 401(k) Plan (the Plan), is a participant directed, defined contribution plan in which eligible employees, as defined, of the Company may become a participant in the Plan on the first day of the month immediately following the date on which they have attained age 21 and after six months following the employees' employment commencement dates, as defined. Employees who are eligible under an existing 401(k) plan of an entity that the Company acquires are automatically eligible to participate in the Plan. Eligible employees include substantially all employees of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 . Contribution expense amounted to $464,000, $602,000 and $581,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

(15) INDUSTRY SEGMENT DATA:

        The Company's operations are conducted within one business segment. There are no material revenues attributable to foreign customers.

(16) SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


                                                   Year Ended December 31,
                                           ------------------------------------
                                              1998         1997          1996
      Supplemental Disclosure of           ----------   ----------   ----------
        Cash Flow Information
-------------------------------------
Cash paid for interest                     $2,517,000   $3,125,000   $1,118,000
Cash paid for income taxes                     49,000      412,000      150,000

        Supplemental non-cash operating, investing and financing activities were as follows-

        - On May 10, 1996, in accordance with the terms of the Note Purchase Agreement, Equifax converted the Equifax Note in full into 1,932,217 shares of Common Stock and sold all such shares as part of the 1996 Public Offering (See Note 8).

(17) CONCENTRATION OF CREDIT RISK:

        The Company's customers, in general, are primarily dependent upon the healthcare sector of the economy. The Company's concentration of credit risk with customers is largely dependent on its revenue mix which, at December 31, 1998, 1997 and 1996, was primarily from physician practices and independent resellers.

(18) 1996 RESTATEMENT:

        As discussed in Note 1, the Company has announced that it would need to restate its previously issued consolidated financial statements. Inappropriate accounting was uncovered during the 1997 audit by the Company's former auditors. Certain key officers were relieved of their responsibilities and a professional services firm was retained to help manage the Company.

        Subsequently, the Company and its prior auditors terminated their relationship without concluding the 1997 audit. Arthur Andersen LLP was retained as accountants to conduct audits for the years 1998 and 1997 and to reaudit 1996. The 1996 financial statements included herein represent a restatement of previously issued financial statements.

        In connection with the above, the following is a summary of key financial data as previously reported, and as restated for the year ended December 31, 1996.


                                             As Previously
                                               Reported        As Restated
                                             -------------    --------------
        Total revenues                         $95,797,000       $78,645,000
        Total operating income (loss)           24,198,000      (11,665,000)
        Net income (loss)                       16,056,000      (15,229,000)
        Total assets                           150,165,000       124,821,000
        Total shareholders' equity            $108,907,000       $71,416,000
                                             =============    ==============
        Earnings (loss) per share                    $0.30           ($0.31)
                                             =============    ==============

        The consolidated statement of operations for the year ended December 31, 1996 has been adjusted to reflect, among other things, (i) the deferral of revenue not earned during the year and the reversal of unsupported revenue previously recorded in 1996, (ii) the reversal of unsupported purchase accounting accruals which were recorded as income during 1996,
        (iii) the recording of accruals for certain expenses incurred during 1996, and (iv) the write-off of accounts receivable which were deemed uncollectible.

        The consolidated balance sheet as of December 31, 1996 has been adjusted to reflect, among other things, (i) the write-off of uncollectible accounts receivable, (ii) the adjustments to the intangible assets to reflect the reversal of unsupported purchase accounting accruals, and
        (iii) the write-off of deferred tax assets.

(19) SUBSEQUENT EVENTS (UNAUDITED):

        Subsequent to year-end, the Company sold the assets and liabilities of one of its non-medical software businesses. The purchase price was $3.6 million. After payment of approximately $600,000 in expenses and $1.7 million of indebtedness, the remaining $1.3 million was retained by the Company. In connection with the sale, the Company entered into a 3-year agreement to provide hardware services for the purchaser. Revenues from this business were approximately $11 million in 1998.

        On July 9, 1999, the Company sold substantially all of the assets and assigned certain of the liabilities of it's wholly-owned subsidiary, Wismer Martin, Inc., to a third party. In addition, the Company sold certain other assets related to the Wismer Martin business and assigned certain other related liabilities to that third party. Contemporaneous with the consummation of that transaction, the Company entered into an agreement, (the "Web Agreement"), granting the third party the right to provide, for a term of 11 months, certain web-based physician portal services and clinical e-commerce transaction services, to the Company's customers on an exclusive basis (which services are not currently offered by the Company).

        The aggregate consideration received by the Company and its subsidiary for such sale and for entering into the Web Agreement was $10 million in cash. The Web Agreement may be terminated early by the Company under certain circumstances. After payment of certain expenses and $4.0 million of bank indebtedness, the Company retained approximately $5.5 million. Revenues from the Wismer Martin business were approximately $4.4 million in 1998.